SHARE PURCHASE AGREEMENT

BETWEEN

CHINA TMK BATTERY SYSTEMS INC.

AND

ZTE ENERGY (CAYMAN) CO., LIMITED

Share Purchase Agreement

THIS SHARE PURCHASE AGREEMENT ("Agreement") is entered into as of this [20] day of June , 2011 between :

(1) **China TMK Battery Systems Inc.**, a company limited by shares organized and existing under the law of Nevada, with its principal offices at Sanjun Industrial Park, No. 2 Huawang Rd., Dalang Street, Bao'an District, Shenzhen 518109, People's Republic of China (the "Seller");

(2) **ZTE Energy (Cayman) Co. Limited**, a corporation organized and existing under the laws of the Cayman Islands with its registered office at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, George Town, Grand Cayman, British West Indies. (the "Buyer" or "ZTE Energy").

(The Seller and the Buyer are each referred to herein as a "Party" and are collectively referred to as the "Parties")

WHEREAS:

(1) The Seller contemplates to launch share capital increase by means of an issue of preferred shares for cash of total amount of approximately US $*6,000,000* (the "Capital Increase") to the buyer. The aggregate amount of such preferred shares to be issued by the Seller to the buyer shall be *3,000,000* shares or the lesser number of shares ascertained upon the actual amount of fund raised through Capital Increase (the "Issued Preference Shares") at the price no less than US$2 per share. As of the date hereof, the Seller has a registered and paid-in capital in the amount of US$36,888, divided into 36,888,000 common shares, at a par value of US$0.001 per share;

(2) The Seller will acquire Loyal Top Capital Investment Limited ("Loyal Top"), a company organized and existing under the laws of Hong Kong, with its principal offices at Rooms 1901-2, Park-In Comm Ctr, 56 Dundas St, KL, holding Shenzhen DongFang Hualian Technology Ltd., a company organized and existing under the PRC laws

("SDHT") (collectively, the "Acquisition Parties"), the closing date of such acquisition is scheduled on May 30, 2011 (the "Acquisition"); and

(3) TMK schedules to apply for the listing of its shares on the Nasdaq Stock Exchange (the "Listing", and any offering of shares to the public in connection with the Listing shall be referred to as the "IPO");

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the Parties agree as follows:

Article 1. Commitment

1.1 Subject to the terms and conditions hereof, the Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from the Seller, 3,000,000 preferred shares issued under the Capital Increase (the "Preferred Shares") to complete the transaction on the Closing Date (as such terms is defined in Article 5) at the price of US$2 per share for an aggregate amount of US$6,000,000 (the "Purchase Price") paid to the Seller or its duly authorized agent (the "Transaction").

1.2 The taxes imposed in relation to, among others, the issuance of Preferred Shares or transfer of Common Shares and/or Pledged Shares shall be borne by the relevant Party in accordance with the applicable laws and regulations of the relevant jurisdiction.

1.3 Closing of the Transaction shall be effected in accordance with Articles 2 and 5 hereof.

Article 2. Conditions Precedent to Closing

2.1 Conditions Precedent to the Buyer's Obligations. The obligation of the Buyer to proceed with the Closing is subject to the satisfaction of all of the following conditions precedent (any one or more of which may be waived by the Buyer in writing):

(1) The representations and warranties of the Seller set out in Article 3 herein shall remain true and correct at the time on the date whereon this Agreement is entered and as of the Closing Date;

(2) The Seller shall have taken all necessary corporate actions in accordance with its articles of incorporation and/or internal guidelines to authorize its execution, delivery and performance of this Agreement;

(3) There shall exist no pledge, lien, security interest or any other encumbrance over the Preferred Shares as of the Closing Date;

(4) The Seller shall have performed and complied with all agreements, covenants, undertakings, obligations and conditions required by this Agreement to be performed or complied with by the Seller on or prior to Closing;

(5) There shall not be any action taken, or any law, regulation or order enacted, entered, enforced or deemed applicable to the Transaction by any government or governmental authority and there shall not be in effect an order entered by any court which, (i) makes the consummation of the Transaction illegal; or (ii) will have a material adverse effect in the status or the ability of the Buyer to consummate the Transaction; or (iii) imposes material limitations on the ability of the Seller effectively to transfer full rights of ownership of the Preferred Shares to the Buyer;

(6) At the Closing, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened by or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain material damages or other relief in connection with this Agreement or the consummation of the Transaction, and no investigation that might result in any such suit, action or proceeding, shall be pending or threatened;

(7) The Seller shall have provided the Buyer with the financial due diligence report compiled by the certified public accountant designated or approved by the Buyer and the legal due diligence report produced by the law firm designated or approved by the Buyer conducted on TMK and SDHT for the purpose of the Acquisition (the "Acquisition DD");

(8) The relevant share pledge agreement for securing the Seller's obligation of Redemption (the "Pledge Agreement") shall have been entered into by and between the Buyer, Li Guifang (李桂芳) and Unitech International Investment Holdings Limited ("UII"), UII shall have pledged to the Buyer 2,500,000 common shares (the "Pledged Shares") and a notation regarding the Pledge of the Pledged Shares shall have been made in the Seller's register of members and register of charges (the "Pledge");

(9) With respect to the Acquisition, the equity transfer agreement by and among the Seller, Leading Asia, Loyal Top and the shareholder of Loyal Top shall have been duly executed.

2.2 Conditions Precedent to the Seller's Obligations. The obligation of the Seller to proceed with the Closing is subject to the satisfaction of the following conditions precedent (any one or more of which may be waived by the Seller in writing):

(1) The representations and warranties of the Buyer set out in Article 3 herein shall remain true and correct at the time on the date whereon this Agreement is entered and as of the Closing Date; and

(2) The Buyer shall have taken all necessary corporate actions in accordance with its articles of incorporation and/ or internal guidelines to authorize its execution, delivery and performance of this Agreement.

Article 3. Representations and Warranties

3.1 Seller. The Seller represents and warrants to the Buyer that:

(1) The Seller has full and complete power and authority to sell, transfer and convey to Buyer the Preferred Shares.

(2) The Preferred Shares are fully paid and free and clean of any pledges, liens or other encumbrances or restrictions of whatever nature.

(3) The Seller is legally competent to enter into this Agreement and has obtained all corporate approvals necessary for the valid execution, delivery and performance hereof. The consummation of the transaction contemplated hereby will not violate or be in conflict with any agreement to which the Seller is party and this Agreement constitutes the legal, valid and binding obligations of the Seller enforceable against them in accordance with its terms.

(4) There is no legal proceeding pending or threatened against the Seller, which shall have material adverse effects on the consummation of the transaction contemplated hereby.

3.2 Buyer. The Buyer represents and warrants to the Seller on the Closing Date that:

(1) The Buyer has obtained all corporate approvals necessary and appropriate for the valid execution, delivery and performance hereof.

(2) The Buyer is legally competent to acquire the Preferred Shares and this Agreement constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

(3) There is no legal proceeding pending or threatened against the Buyer which shall have material adverse effects on the consummation of the transaction contemplated hereby.

Article 4. Covenants

The Seller covenants to the Buyer its commitments and obligations as follows:

4.1 Board Observer Right. Within 30 days from the date hereof, the Seller shall use its best endeavors to call for or cause to be held a meeting of the Board of Directors of TMK to fix the date for convention of an Extraordinary General Meeting to elect ZTE Energy or the individual designated by ZTE Energy as TMK's new Board Observer.

4.2 Redemption. If any of the following events occurs, the Seller shall, upon the Buyer's written notice, redeem the Preferred Shares acquired by the Buyer and effect the redemption by cash payment to the Buyer of the sum equal to the Purchase Price plus a return on such Purchase Price at an internal return rate of 10% per annum (net of tax) (the "Redemption")

(i) the Nasdaq Listing fails to occur by December 31, 2011;

(ii) the Acquisition fails to be consummated under any and all applicable laws and regulations of the PRC within 3 months after execution of the merger and acquisition agreement referred to in Article 2.1(10). Consummation is defined as SDHT's obtaining of the approval by local ministry of commerce (当地贸工局) for SDHT's acquisition by its HK holding company.

If the Seller fails to redeem the Preferred Shares, the Buyer shall have the right to enforce the Pledged Shares in accordance with the Pledge Agreement.

4.3 Target Market Value.

4.3.1 The market value of TMK shall not, (a) in the event that the Listing consummates prior to and including December 31, 2011, be lower than US$160,000,000, and (b) in the event that the Listing consummates after December 31, 2011, be lower than the sum of US$160,000,000 plus a return on the Purchase Price at an internal return rate of 35% per annum (net of tax) (each, the "Target Market Value"). For the avoidance of doubt,

12 夭

the calculation of the market value referred to herein shall not include the capital injected by means of any share cash increase(s) launched during the period starting from the closing of Capital Increase to the Listing.

4.3.2 In the event that the market value of TMK does not meet the Target Market Value, upon the Buyer's written notice, the Founder shall, or procure Li Guifang (李桂芳) and/or UII to, within 30 days after receipt of the Buyer's written notice transfer such number of common shares ("Common Shares") to the Buyer (rounded to the nearest one share) in accordance with the following formula:

$$S_1 = (B - M \times P_1) \times H \div P_1$$

Whereas,

S_1 shall mean the number of the Common Shares to be transferred.

B shall mean (a) US$160,000,000 or (b) the sum equivalent to US$160,000,000 plus a return on the Purchase Price (net of tax) at an internal return rate of 35% per annum, as applicable in accordance with this Article 4.2.1.

M shall mean the total number of common shares of TMK (calculated on an as-converted and fully diluted basis) which consist of (1) 36,888,000 registered common shares, (2) warrants exercisable for 3,401,320 shares, (3) 8,108,108 common shares to be issued as the consideration of the Acquisition and (4) the Issued Preferred Shares convertible for common shares (the "Aggregate Common Shares").

P_1 shall mean the issue price of IPO or, if such price is not available, the average share price of the week immediately after the Listing.

H shall mean the Buyer's ownership accounting for the Aggregate Common Shares in the Seller on the date hereof calculated on an as-converted and fully diluted basis ("ZTE Energy Ownership").

4.4 Target Net Profit.

4.4.1 TMK's net profit after tax in 2011 shall not be lower than US$20,000,000 (the "Target Net Profit"). For the avoidance of doubt, the net profit after tax shall be calculated based on the audited consolidated financial

statement of TMK for the fiscal year of 2011 incorporating the net profit after tax of SDHT starting from January 1, 2011 through the closing date of the Acquisition based on the audited stand-alone financial statement of SDHT for the fiscal year of 2011 (the "Net Profit").

4.4.2 In the event that TMK's net profit after tax in 2011 does not meet the Target Net Profit, upon the Buyer's written notice, the Founder shall, or procure Li Guifang (李桂芳) and/or UII to, within 30 days after receipt of the Buyer's written notice transfer such number of Common Shares to the Buyer (rounded to the nearest one share) in accordance with the following formula:

$$S_2 = \{[I \div (Pf \times P/E)] - H\} \times M$$

Whereas,

S_2 shall mean the number of the Common Shares to be transferred.

I shall mean the total Purchase Price in an amount of US$10,000,000.

Pf shall mean the actual Net Profit.

P/E shall mean the fixed price earning ratio of 5.6.

4.4.3 This Article 4.3 shall remain effective and in full force after the Registration.

4.5 Registration. The Seller shall, at any time prior to the Listing as requested by, and upon the written notice from, the Buyer, convert the number of Preferred Shares specified by the Buyer into the exact same number of common shares of TMK and effect the registration evidencing the Buyer's Preferred Shares as having been converted and registered as TMK's registered common shares (the "Registration").

4.6 Right of Co-Sale. In the event that TMK launches the first public offering of TMK shares after the Listing, the Buyer shall have the right, exercisable upon the written notice to the Seller, to participate in the sale for selling up to one fifth of the registered common shares held by the Buyer.

4.7 Anti-Dilution Right. In the event that the Seller issues additional common shares at a purchase price less than US$2, the Seller shall initiate a gratis issue

12

天

of additional preferred shares such that the ZTE Energy Ownership is satisfied.

4.8 Information Right. The Seller shall, commencing on the date hereof, for so long any Preferred Shares are outstanding, deliver to the Buyer the following financial statements (including balance sheet, profit and loss statement and cash flow statement) of TMK and its subsidiaries:

(1) The audited annual financial statement as soon as it is available to the Seller; and

(2) The consolidated monthly management accounts within 20 days of the end of each month, prepared in accordance with the applicable accounting principles.

Except as otherwise disclosed, the Founder acknowledges and undertakes that the terms and conditions stipulated in the Pledge Agreement shall supersede and prevail over any and all restrictions, limitations, arrangement or agreement previously agreed to or entered into among the founders (including the Founder), Li Guifang and/or UII.

Article 5. Closing

5.1 The purchase and sale of the Preferred Shares (the "Closing") shall take place remotely via the exchange of documents and signatures on the date that is 3 business days after all condition precedents set forth in Article 2 of this Agreement have been satisfied or duly waived by the relevant parties, or at such other time and date as may be mutually agreed upon by the Buyer and Seller (the "Closing Date").

5.2 On the Closing Date:

(1) The Seller shall (i) deliver to the Buyer, free and clear of any mortgage, charge, pledge, lien, hypothecation, deed of trust, title retention, security interest, or other third-party rights of any kind securing or conferring any priority of payment in respect of any obligation of any third party, the share certificates registered in the name of the Buyer or the individual designated

by the Buyer, (ii) enter the Buyer in the register of members of the Seller as a holder of the Preferred Shares evidencing the Buyer 's Preferred Shares as having been issued and credited as fully paid, and (iii) deliver to the Buyer a certified true copy of the register of members of the Seller reflecting the issuance of the Preferred Shares subscribed by the Buyer.

(2) The Buyer shall pay the Purchase Price by wire transfer of immediately available funds to the bank account designated by the Seller.

Article 6. Assignment

Each party to this Agreement shall not assign to any third-party any of its rights and obligations acquired under this Agreement without written prior consent of the other parties hereto except that, the assignment is between the affiliates and/or between parent and subsidiaries. Under the exception, a 10-day advanced notification shall be given to the other parties.

Article 7. Termination

7.1 This Agreement may be terminated:

(1) at any time before Closing, by mutual written agreement of the Seller and the Buyer; or

(2) by either the Seller or the Buyer, immediately upon written notice to the other Party, in the event Closing does not occur on or before the deadline specified in Article 5.1 hereof.

7.2 In event of termination of this Agreement, the provisions of Articles 8 to 11 shall survive.

Article 8. Governing Law and Jurisdiction

8.1 This Agreement shall be construed, interpreted and governed by the laws of

the State of New York.

8.2 The Parties hereto hereby agree that any and all disputes arising out of this Agreement shall be submitted to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City.

Article 9. Indemnification

9.1 The Seller, the Buyer and the Founder shall indemnify and hold the other Party ("Indemnified Party") harmless from and against any damages, losses, costs, expenses, claims, actions, assessments, fines, penalties and liabilities ("Losses") suffered or incurred by an Indemnified Party or made against an Indemnified Party as a result of, caused by, or in any way relating to conditions, circumstances or occurrences which constitute or result in any breach of any representation, warranty, covenant or agreement of this Agreement (the "Indemnified Event"), to the extent that such Losses are attributable to the negligence or willful misconduct of the Indemnifying Party.

9.2 Without affecting the rights of a Party to recovery of actual and direct damages, under no circumstances shall any Party be liable to the other for consequential damages whether arising in contract, warranty, tort, strict liability, indemnity or otherwise.

Article 10. Entire Agreement

This Agreement and the Pledge Agreement referred to herein constitute the entire Agreement and understanding of the Parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understandings of the Parties hereto with respect to the transaction referred to hereunder.

Article 11. Miscellaneous

11.1 All notices and other communications to be made pursuant to this Agreement shall be given in writing and sent by hand delivery, registered mail or courier to the address of each Party as specified below or to such other address as such Party may notify the other Party in writing. Notices shall become effective upon arrival at the relevant address. In case of any change to such address, a 3-day prior written notice thereof shall be sent to relevant Party, otherwise, the notices and communications hereof shall remain be sent to the originals address thereof.

11.2 This Agreement shall become effective upon execution hereof. No amendment or change shall be made to this Agreement without the written consent of the Parties hereto.

11.3 No delay or failure by any Party in exercising any right hereunder shall operate as a waiver of such right and shall not preclude other or further exercise thereof or any other rights.

11.4 Any and all costs and expenses incurred by each Party in connection with the preparation, execution and performance of this Agreement shall be born by such Party; provided, that costs and expenses incurred arising from enforcement of rights or pursuing recourse by one Party due to the other's failure to perform its obligation hereunder shall be borne by the defaulting Party.

11.5 Wherever in this Agreement there is a reference to a specific number of Preferred Shares or Common Shares, upon the occurrence of, if applicable, any subdivision, combination or share dividend of the Preferred Shares or Common Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE BUYER

ZTE Energy (Cayman) Company Limited

By:

Name: Cui Yaping

Title: Chairman of the Board

Address For Notice: 16F, Tower A, No. 1 Financial Street, Xicheng District, Beijing, 100140, PRC

Email: cui.yaping@zte.com.cn

Tel: 13911766556

THE SELLER

China TMK Battery Systems Inc.

By:

Name: Wu HeNian

Title: President

San-Jun Industries, Hua-Wang Second Road,
Da-Lang Street, Bao-An District
Shenzhen 518109, China
Email: whn570389@263.net
Tel: +8675528109908